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                                                                   EXHIBIT 99.21

             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

The Board of Directors
U.S. Bancorp
111 Southwest Fifth Avenue
Portland, Oregon 97204

Members of the Board:

    We hereby consent to references made to our opinion letter to the Board of Directors of U.S. Bancorp ("USBC"), dated the date of the Joint Proxy Statement/Prospectus of USBC and First Bank System, Inc., under the captions in such Joint Proxy Statement/Prospectus entitled "SUMMARY--Opinion of USBC's Financial Advisor" and "THE MERGER--Reasons of USBC for the Merger" and "--Opinion of USBC's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                        CREDIT SUISSE FIRST BOSTON CORPORATION

New York, New York
June 17, 1997